Exhibit 99.2

News Release

Contact:
Linda McNeill, Investor Relations
(713) 267-7622
BRISTOW GROUP ANNOUNCES AGREEMENT TO SELL AIRCRAFT
HOUSTON, August 6, 2008 – Bristow Group Inc. (NYSE: BRS), a leading provider of helicopter services to the offshore energy industry, today announced it has executed an agreement to sell 53 single-engine aircraft and related assets operating in the U.S. Gulf of Mexico to Rotorcraft Leasing Company, L.L.C. for $65 million. The sale is anticipated to result in a pre-tax gain of roughly $40 million or $0.75 per diluted share, after tax.
This sale of assets is a continuation of Bristow’s growth strategy to redeploy capital into newer, high technology aircraft capable of operating further offshore and in harsh environments. The agreement is the next step in the previously announced plan to dispose of certain types of single-engine aircraft operating in the U.S. Gulf of Mexico serving production management companies. The assets to be sold pursuant to the agreement include the 53 aircraft, related inventory, spare parts, and offshore fuel equipment. In addition, certain customer contracts, which these aircraft support will be assigned to the buyer. These assets and contracts represent our entire business serving production management customers in the U.S. Gulf of Mexico. Revenue of $42.6 million and $11.3 million were generated by these contracts in the fiscal year ended March 31, 2008 and the quarter ended June 30, 2008, respectively, representing 18% of revenue for the U.S. Gulf of Mexico business unit in such periods.
The sale, which is expected to close by September 30, 2008, is contingent upon several items being completed, including the buyer obtaining financing, customer consent of affected commercial contracts, regulatory clearance and other customary conditions. Therefore, no assurance can be given that the sale will be completed.

William E. Chiles, President and Chief Executive Officer of Bristow Group, said, “We are very pleased to announce the pending sale of these assets as it represents a major step in Bristow’s strategic transformation, allowing us to increase our focus on our customers’ deeper-water drilling, exploration, and production activities already underway as evidenced with the commencement last week of our first S-92 contract in the U.S. Gulf of Mexico.”
Bristow was advised by Parks Paton Hoepfl & Brown, an energy investment banking firm.
About Bristow Group Inc.
Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated. Through its subsidiaries, affiliates and joint ventures, the Company has operations in most of the major offshore oil and gas producing regions of the world, including in the North Sea, the U.S. Gulf of Mexico, Nigeria and Australia. For more information, visit www.bristowgroup.com.
FORWARD-LOOKING STATEMENTS DISCLOSURE
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the period ended June 30, 2008 and the annual report on Form 10-K for the year ended March 31, 2008. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
# # #